EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Golden Matrix Group Inc.

And

Gamefish Global Pty. Ltd.

This Purchase Agreement (this "Agreement") is made as of the 1st March 2021 by and between, Golden Matrix Group Inc. (“GMGI”), a Nevada corporation (referred to herein as “Buyer”), and Gamefish Global Pty Ltd (“GAMEFISH”) an Australian Company (referred to herein as “Seller”), together herein referred to as the Parties (“Parties”)

PRELIMINARY STATEMENT

The Buyer desires to acquire, and the Seller desires to sell an instance of certain Intellectual Property (as such term is defined below), owned by the Seller, under the terms and conditions stated below.

The Seller owns proprietary online gaming technology and online gaming content.

The Seller warrants that the System is Live and currently servicing and generating revenues from at least one client.

The Buyer is seeking to acquire an instance of certain gaming IP from the Seller. This instance of certain gaming IP that will be acquired consists of a fully functional Seamless Aggregation Platform (“Aggregation Platform”)

The Buyer and the Seller acknowledge that upon consummation of the transactions contemplated hereunder, Seller will assign an instance of the Aggregation Platform (the “Intellectual Property” or “IP”), that will enable GMGI to provide a Seamless Aggregate Online Gaming System, with proprietary gaming technology. As consideration, the Buyer shall tender 174,000 USD the as consideration for such relevant know how and IP as defined in Section 1.03 of this Agreement.

RECITALS

WHEREAS, GMGI is a company formed pursuant to the laws of the State of Nevada

WHEREAS, GMGI has offices located in Las Vegas, Nevada.

WHEREAS, GAMEFISH has extensive Gaming Expertise that is of value in the building of online gaming technology and online gaming content and owns proprietary gaming technology (the “GAMEFISH IP”)

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WHEREAS, GMGI currently operates an online system that utilizes a transfer wallet-based system and has identified that in order that it be able to expand its distribution into other global markets requires a Seamless wallet system.

WHEREAS, Gamefish owns and operates an Aggregate System that allows the integration of multiple third-party content providers into online casino operator systems with a single point of integration and which can support both a transfer and Seamless wallet system.

WHEREAS, GAMEFISH’s IP is beneficial to GMGI in its Global Expansion.

WHEREAS, GAMEFISH is seeking to sell an instance of its Aggregation Platform and contribute its expertise to GMGI, pursuant to an Asset Purchase Agreement (the “APA”)

WHEREAS, the sale will be based on delivery of the Aggregate Platform.

WHEREAS, the sale of the IP will be contingent on GMGI entering into a mutually acceptable Consulting Agreement with Aaron Neill-Stevens and Vladislav Slava Aizenshtat.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ACQUISITION OF AN INSTANCE OF THE ASSETS AND OTHER ACTIONS

1.01 ACQUISITION OF THE SELLER’S ASSETS.

Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, assign and transfer all of its right, title and interest to an instance of its Intellectual Property to the Buyer (collectively, the “Seller’s Assets”).

1.02 CONDITIONS PRECEDENT

The Asset Purchase Agreement will only be of force and effect once the following conditions precedent have been satisfied:

(a)	Seller to allow access to a screen share connection to view the Aggregate System running for purposes to satisfy DD.

(b)	Seller shall place the IP on a unique and independent server instance of which full access will be granted upon final payment as outlined in 1.03 (d).

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(c)

In order to fulfil and complete the terms of this APA, Seller shall provide access to ongoing support (“Development Resource”) and additional relevant know how to the satisfaction of the Buyer for a minimum of 3 calendar months.

(d)	Buyer will pay from the commencement date and for a minimum of three months all monthly costs for the Development Resource as outlined below.

The Development Resource will be offered to GMGI “at cost” with no markup from Gamefish. All monthly invoices will be shared with GMGI upon request. Monthly payment for the Development Resource to be transferred to Gamefish on the 1st day of the following month.

For integration to GMGI servers and integration of Playtech or other content to the Aggregation Platform prior to go live.

Server (Java) Developer 1	5050 USD (Full Time)
Server (Java) Developer 2	5000 USD (Full Time)
QA	2500 USD (Full Time)
DBA	500 USD (Part Time)
TOTAL Monthly Cost	13,050 USD

(e)	Any Development Resource required for other tasks additional or not mentioned above eg. Development of a Seamless Wallet, adding extra features to the IP, front end work or other, will be agreed upon by mutual written consent from both parties.

(f)	The parties acknowledge that additional resources will be required once the platform is live and such resources and related expense will be agreed to by written mutual consent and addition and deployment of such resources will not be unreasonably withheld by the Buyer.

(g)	Both Parties will have the right to extend the period referenced above by mutual written consent.

(h)	Buyer to provide all support and additional effort to the satisfaction of the seller in the pursuit to fulfill and complete the terms of this agreement and any associated tasks outlined within this APA.

(i)	Buyer will pay as of commencement of this APA for all server and hosting costs in relation to the Aggregation Platform.

(j)	Seller shall provide Full Server Access, Source Code and detailed supporting documentation upon payment of the final installment of $58,000 set out in 1.03 (d) below.

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1.03 CONSIDERATION FOR THE SELLER’S ASSETS.

In consideration for the sale and transfer of an instance of the sellers Intellectual Property and the Seller’s relevant Know How, and subject to the terms and conditions of this APA, the Buyer will:

a)	Pay to the Seller 174,000 USD in cash.

b)	The total of $174,000 Consideration shall be paid in instalments on reaching agreed upon milestones with respect to the stability, functionality and operation of the Aggregate Platform.

Agreed upon milestones are as follows:

(a)	A Nonrefundable Deposit of $15,000 USD paid upon signing this APA.

(b)	A payment of $43,000 USD on demonstration of a working system that has one set of content and one operator. (it is envisaged that the content will be an existing portfolio and also the operator being an integration to the GMGI transfer wallet system)

(c)	A payment of $58,000 USD on the successful integration of Playtech or Skywind or alternative content to be mutually agreed in writing between parties.

(d)	A final payment of $58,000 USD on the system generating $100 USD in revenues with a third-party operator and the seller having provided all relevant know how and documentation to enable buyer to operate and take control of the Aggregate system. (Source Code and full server Access to be provided on payment of this final payment).

1.04 CLOSING.

The Closing shall take place at the offices of GMGI, at 17:00 hours on 1st March 2021, or at such other place, time or date as may be mutually agreed upon in writing by the parties, once the Conditions Precedent have been met (the "Closing Date").

1.05 CONSENTS TO ASSIGNMENT.

This Agreement may not be assigned, hypothecated, transferred or contracted to another party without the express written consent of both parties.

2. REPRESENTATIONS OF THE SELLER REGARDING THE SELLER.

The Seller represents and warrants to the Buyer as follows:

2.01 ORGANIZATION.

The Seller is a corporation duly organized, validly existing and with no current issues or breaches under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.02 STATUS OF SELLER.

Schedule 3.02 attached hereto sets forth: (i) the name of the Seller; (ii) the jurisdiction of incorporation of the Seller; (iii) the names of the officers and directors of each Seller; and (iv) the jurisdictions in which the Seller is qualified or holds licenses to do business. The Seller is a private company duly organized and validly existing with no current issues or breaches under the laws of Nevada and has all requisite power and authority to own its properties and carry on its business as now being conducted.

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2.03 AUTHORIZATION.

The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereunder and thereunder by the Seller, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of GAMEFISH pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound.

2.04 STATUS OF INTELLECTUAL PROPERTY

The Seller represents and warrants to the Buyer as follows:

(a)	The Seller has good and marketable title to the Intellectual Property, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(b)	The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller, or the transfer, conveyance and sale of the Intellectual Property to the Buyer pursuant to the terms hereof.

(c)	No broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

(d)	Seller is not in default under any contracts involving any portion of the Intellectual Property and, to the Seller’s knowledge, no third party is in default under any of the contracts involving the Intellectual Property.

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2.06 LITIGATION.

There is no action, suit or proceeding to which the Seller is a party (either as a plaintiff or defendant) or which challenges or puts the Seller’s ownership or use of the Intellectual Property, or any portion thereof, pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) the Seller, to the best of its knowledge, no officer, director or employee of the Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Seller; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Seller to take any action of any kind with respect to its business, assets or properties or has any impact against title, ownership, possession or use of the Intellectual Property.

2.07 COMPLIANCE WITH AGREEMENTS AND LAWS.

Seller is not in violation in any material respect of any law, regulation or ordinance relating to its properties. The Seller has not violated, and on the date hereof will not violate any local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, or corrupt practices), the enforcement of which would have a material adverse effect.

2.08 FULL DISCLOSURE.

There are no materially misleading misstatements in any of the representations and warranties made by Seller in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Seller pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

3. REPRESENTATIONS OF THE BUYER REGARDING THE BUYER

The Buyer represents and warrants to the Seller that:

3.01 ORGANIZATION AND AUTHORITY.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

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3.03 AUTHORIZATION.

The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and consummation by the Buyer of the transactions contemplated herein, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

3.04 LITIGATION.

There is no suit, action, or legal administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened, to which the Buyer is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Buyer's ability to perform its obligations under this Agreement.

3.05 BROKER'S FEE.

No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

4. CONFIDENTIALITY.

The Seller recognizes and acknowledges that by reason of the terms contemplated in this Agreement, has had access to confidential information relating to the Buyer’s business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). The Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Seller in a manner designed to protect the confidentiality of the Confidential Information; or (d) represents historical information reasonably required by a prospective purchaser of the Seller.

5. NOTICES.

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Seller:	GAMEFISH Global Pty. Ltd.

Registered office on Level 12/167 Macquarie St, Sydney NSW 2000

To the Buyer:	Golden Matrix Group Inc.

3651 Lindell Road, Ste D131, Las Vegas, NV 89103 USA

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

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6. SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement.

7. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a)

This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Directors or officers, and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b)

If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

8. SEVERABILITY.

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9. INVESTIGATION OF THE PARTIES.

All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

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10. EXPENSES.

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Seller shall be allocated to and borne by the Seller.

11. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12. SECTION HEADING

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

13. MODIFICATIONS.

This Agreement can be modified only by a written agreement duly signed by each party.

14. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

15. UNDERSTANDING AND ACKNOWLEDGEMENT

The undersigned, by its signature, does hereby acknowledge that they have reviewed, understood and agree with the terms and conditions of this Agreement, and execute the Agreement with that knowledge and understanding.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

SELLER:		GAMEFISH Global Pty. Ltd. An Australian Company

	By:	/s/ Aaron Neill-Stevens
Aaron Neill-Stevens, Executive Director

Golden Matrix Group Inc., a publicly listed US company
BUYER:
	By:	/s/ Anthony B Goodman
Anthony B Goodman, CEO

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SCHEDULE 3.02

SELLER’S NAME	DOMICILED	OFFICERS & DIRECTORS	FOREIGN REGISTRATIONS
GAMEFISH GLOBAL	Australia	Aaron Neill-Stevens Michael English

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